EXHIBIT
                              3.10


                                             EXHIBIT A TO THE
                                             PROXY STATEMENT


                    PLAN OF RECAPITALIZATION

     PLAN OF RECAPITALIZATION, dated as of May 12, 1995, adopted by the Board of Directors of Staff Builders, Inc., a Delaware corporation (the "Corporation").

                            ARTICLE 1

            THE RECAPITALIZATION AND RELATED MATTERS

     1.1  The Recapitalization.

          (a) Article FOURTH of the Restated Certificate of Incorporation of the Corporation authorized the issuance of up to 50,000,000 shares of common stock, $.01 par value per share (the "Existing Common Stock"), and 10,000 shares of preferred stock, $1.00 par value per share, and contains a time phased voting rights plan (the "Voting Rights Plan"). Under the Voting Rights Plan, each holder of record of Existing Common Stock, except in certain situations, is entitled to ten votes for each share of Existing Common Stock that has been beneficially owned by the current beneficial owner for at least 48 consecutive calendar months (dating from the first day of the first calendar month on or after the holder acquired beneficial ownership of such share) prior to the record date for a meeting of stockholders ("Long Term Shares"). Each holder of record of Existing Common Stock that has not been beneficially owned by the current beneficial owner for at least such a 48 consecutive calendar month period prior to the record date (with certain limited exceptions) is entitled to only one vote per share ("Short Term Shares"). A holder may own both Long-Term Shares and Short-Term shares, in which case he is entitled to ten votes for each Long-Term Share and one vote for each Short-Term Share. Except for the number of votes attached to each, Long-Term Shares and Short-Term Shares are identical in all respects and constitute a single class of stock.

          (b) Subject to the terms and conditions of this Plan of Recapitalization (the "Plan"), at the Effective Time (as defined in Section 1.1(c)), the common stock of the Corporation shall be reclassified (the "Recapitalization") in accordance with Section
1.2 of this Plan and the provisions of the Delaware General Corporation Law (the "GCL") and exchanged in accordance with this
Article I for the New Shares (as defined in Section 1.3).





          (c) The Recapitalization shall become effective upon the filing of a certificate of amendment to the Corporation's Restated Certificate of Incorporation in the form of Annex 1 hereto with the Secretary of State of the State of Delaware (the "Certificate of Amendment") in accordance with the provisions of
Section 242 of the GCL. The Certificate of Amendment shall be filed promptly following the approval of this Plan by the stockholders of the Corporation in accordance with the terms hereof. The date and time when the Recapitalization shall become effective is hereinafter referred to as the "Effective Time".

     1.2.  Reclassification of Stock.  At the Effective Time:

          (a) The Voting Rights Plan and the Existing Common Stock will be eliminated and the issuance of 50,000,000 shares of Class A common Stock, $.01 par value per share (the "Class A Common Stock"), and 1,450,000 shares of Class B Common Stock, $.01 par value per share (the "Class B Common Stock"), will be authorized.

          (b) Each share of Existing Common Stock which is a Long-Term Share as of both August 28, 1995 (the "Record Date") and the Effective Time (assuming for these purposes only that the Effective Time is a record date for meeting of the Company's stockholders) will be reclassified, changed and converted automatically into one share of Class B Common Stock (the terms of which are set forth in the Certificate of Amendment) and each other share of Existing Common Stock will be reclassified, changed and converted automatically into the share of Class A Common Stock (the terms of which are set forth in the Certificate of Amendment).

     1.3.  Exchange.

          (a) Promptly after the Effective Time, the American Stock Transfer and Trust Company (the "Transfer Agent") will mail to each record holder of a stock certificate representing shares of Existing Common Stock outstanding immediately prior to the Effective Time instructions and transmittal materials for effecting the surrender of stock certificates representing shares of Existing Common Stock in exchange for replacement certificates representing the number of shares of Class A Common Stock and Class B Common Stock into which such shares of Existing Common Stock have been converted (the "New Shares").

          (b) After receipt of the transmittal materials from the Transfer Agent, stockholders may complete and return such materials to the Transfer Agent along with the certificate or certificates representing their shares of Existing Common Stock. Upon delivery of such materials and certificates to the Transfer Agent, the stockholder will be entitled to receive a new stock certificate representing the same number of shares of Class A Common Stock or Class B Common Stock, as the case may be, as were represented by the certificate or certificates surrendered to the Transfer Agent. Until surrendered, each stock certificate will represent for all purposes the number of shares of Class A Common Stock or Class B Common Stock, as the case may be, into which the shares represented by such certificate were converted at the Effective Time, as determined by the Transfer Agent's records.


          (c) If any new certificate representing shares of Class A Common Stock or Class B Common Stock is to be issued in a name or number of shares other than that in which or in respect of which the surrendered certificate is registered, it will be a condition to such issuance that the person requesting such issuance deliver to the Transfer Agent all documents necessary to evidence and effect such transfer (with signature guarantees) and pay to the Transfer Agent any transfer or other taxes required by reason thereof or establish to the Transfer Agent's satisfaction that such taxes have been paid or are not applicable.

          (d) In the event any certificate representing shares of Existing Common Stock has been lost, stolen or destroyed, the Transfer Agent will issue a new certificate representing the number and class of shares into which the shares represented by such certificate were converted pursuant to the Recapitalization upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed. As a condition precedent to such issuance, the Corporation may require bond in such sum as the Corporation may direct to indemnify the Corporation against any claim that may be made against the Corporation with respect to the certificate that is alleged to have been lost, stolen or destroyed.

          (e) In determining whether a record holder of Existing Common Stock on the Effective Time will be entitled to receive shares of Class A Common Stock or Class B Common Stock, the Board of Directors of the Corporation will apply the same principles which have been used in determining whether shares are Long-Term Shares or Short-Term Shares for purpose of voting on matters submitted to a vote by the stockholders. Shares held of record by a holder at least 48 consecutive calendar months (dating from the first day of the first calendar month on or after the holder acquired beneficial ownership of such shares)
prior to both the   Record Date and the Effective Time (assuming
for these purposes only that the Effective Time is a record date for a meeting of the Company's stockholders) will be exchanged for an equal number of shares of Class B Common Stock, except that shares held of record on the Effective Time in "street" or "nominee" name will be presumed to be held for less than 48 consecutive calendar months (dating from the first day of the first calendar month on or after the holder acquired beneficial ownership of such shares) prior to both the Record Date and the Effective Time and, unless such presumption is rebutted as described below, exchanged for an equal number of shares of Class A Common Stock.


          (f) The transmittal materials delivered by the Transfer Agent to each record holder of Common Stock on the Effective Time will indicate the number of shares of Class A Common Stock and Class B Common Stock the holder is entitled to receive in the Recapitalization and will include the provisions established by the Board of Directors of the Corporation by which a stockholder may establish that he or she has been the beneficial owner of the shares to be exchanged in the Recapitalization for at least 48
consecutive calendar months (dating from the first day of   the
calendar month on or after the holder acquired beneficial ownership of such shares) prior to both the Record Date and the Effective Time (assuming for these purposes only that the Effective Time is a record date for a meeting of the Company's stockholders). If a stockholder wishes to assert that the transmittal materials overstate the number of shares of Class A Common Stock, and understate the number of shares of Class B Common Stock, entitled to be received by such stockholder in the Recapitalizationm then on or before December 1, 1995, such stockholder must deliver to the general counsel of the Corporaton the information required pursuant to the procedures to establish beneficial ownership of his or her shares for a least 48 consecutive calendar months (dating from the first day of the first calendar month on or wafter the holder acquired beneficial ownership of such shares) prior to both the Record Date and the Effective Time (assuming for these purposes only that the
Effective Time is a record date for a meeting of the   company's
stockholders. If such information is not furnished to the Corporation's general counsel by December 1, 1995, then the allocation of the number of shares of Class A Common Stock and Class B Common Stock to be issued to such stokholder as set forth in the transmittal materials will be final and binding on the stockholder. If such information is furnished to the Corporation's general counsel prior to December 1, 1995, then the Board of Directors of the Corporation shall determine the proper allocation of the number of shares of Class A Common Stock and Class B Common Stock to be issued to such stockholder, which determination shall be final and binding.

     1.4  Certificate of Incorporation.

          (a) The Corporation's Restated Certificate of Incorporation, as in effect immediately prior to the Effective Time, shall be amended at the Effective Time in the manner set forth in Annex 1 hereto and, as so amended, shall be the certificate of incorporation of the Corporation until thereafter amended as provided therein and in accordance with the GCL.

          (b) The Certificate of Amendment will authorize for issuance 1,450,000 shares of Class B Common Stock, which represents an estimate by the Board of Directors of the number of shares of Class B Common Stock to be issued in the Recapitalization. If a number of shares of Class B Common Stock other than 1,450,000 is required to be issued in the Recapitalization, then the Board of Directors shall be authorized to file a further amendment to the Corporation's Restated Certificate of Incorporation, in the form of Annex 2 hereto, to reflect the precise number of shares of Class B Common Stock to be issued in the Recapitalization.

     1.5. Effective Time. This Plan shall become effective on the later of (i) the day on which the last of the conditions set forth in Article III hereof is fulfilled or (subject to applicable law) waived, or (ii) such other date as the Board of Directors of the Corporation shall fix.

                           ARTICLE II

           ADDITIONAL ACTIONS OF THE CORPORATION UNDER
THIS PLAN OF RECAPITALIZATION

     2.1.  Stock Options.

     (a) The Corporation shall take such actions as are necessary to permit each holder of an Option (as hereinafter defined), whether or not exercisable, to have such Option adjusted as provided in Section 2.1(b). The term "Option" means a right issued under any of the Corporation's stock option plans to purchase shares of Existing Common Stock.

     (b) Each Option will be adjusted so that upon exercise the holder will be entitled to acquire the number of shares of Class A Common Stock equal to the number of shares of Existing Common Stock such holder would have been entitled to acquire under the applicable stock option plan.

     2.2.  Stock Warrants.

     (a) The Corporation shall take such actions as are necessary to permit each holder of a Warrant (as hereinafter defined), to have such Warrant adjusted as provided in Section 2.2(b). The term "Warrant" means a right granted under any of the Corporation's warrant agreements to purchase shares of Existing Common Stock.

     (b) Each Warrant will be adjusted so that upon exercise the holder will be entitled to acquire the number of shares of Class A Common Stock equal to the number of shares of Existing Common Stock such holder would have been entitled to acquire under the applicable warrant agreement.

     2.3. Other Actions. The Corporation shall use its reasonable best efforts to take such other actions as it, in its sole discretion, deems necessary or advisable (including the amendment of any of the Corporation's existing employee benefit plans) in connection with the consummation of this Plan and the transactions contemplated hereby.


                           ARTICLE III

                      CONDITIONS PRECEDENT

     3.1.  Conditions Precedent to Consummation of the
Recapitalization. The consummation of the Recapitalization is subject to the satisfaction or (subject to applicable law) waiver of each of the following conditions:

     (a) Approval of Stockholders. The approval of this Plan and all actions contemplated by this Plan that require the approval of the Corporation's stockholders shall have been obtained in accordance with the GCL, and the Corporation's
Restated Certificate of Incorporation. Further, such approval shall have been obtained from holders of a majority of the Long-Term Shares, voting as a class, and from holders of a majority of the Short-Term Shares, voting as a class.

     (b) Receipt of Licenses, Permits and Consents. The Corporation shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents. approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Corporation and its subsidiaries as are necessary for consummation of the Recapitalization have been obtained and are in full force and effect (other than those which, if not obtained, would not have a material adverse effect on (i) the Recapitalization, (ii) the financial condition, results of operations or businesses of the Corporation and its subsidiaries taken as a whole, or (iii) the continuation of the operations and businesses of the Corporation and its subsidiaries after the consummation of the Recapitalization).

     (c) Litigation. No action, proceeding or investigation shall have been instituted or threatened prior to the Effective Time before any court or administrative body to restrain, enjoin or otherwise prevent the consummation of this Plan or the transactions contemplated hereby or to recover any damages or obtain other relief as a result of this Plan or the transactions contemplated hereby, and no restraining order or injunction issued by any court of competent jurisdiction shall be in effect prohibiting the consummation of his Plan or any of the transactions contemplated hereby.

     (d) Actions and Proceedings. All actions, proceedings, instruments and documents required to carry out the transactions contemplated by, or incidental to, this Plan and all other related legal matters shall have been reasonably satisfactory to and approved by counsel for the Corporation, and such counsel shall have been furnished with certified copies of such corporate actions and proceedings and such other instruments and documents as such counsel shall have reasonably requested.

     (e) NASDAQ Listing. The Class A Common Stock shall have been approved for listing, upon official notice of issuance, on the NASDAQ National Market.

                           ARTICLE IV

                          MISCELLANEOUS

     4.1. Termination and Abandonment. This Plan may be terminated and the transactions contemplated hereby may be abandoned by the Board of Directors of the Corporation at any time prior to the filing of the Certificate of Amendment in accordance with Section 1.1(c), notwithstanding approval thereof by the stockholders of the Corporation.

     4.2. Amendment and Modification. Subject to applicable law, the provisions of this Plan (including the exhibits attached hereto) may be amended or waived in any respect by the Board of Directors of the Corporation at any time prior to the filing of the Certificate of Amendment in accordance with Section 1.1(c); provided that after the approval of this Plan by the stockholders of the Corporation, no such amendment or waiver shall, without the further approval of such stockholders, (x) modify the amendments to the Corporation's Restated Certificate of Incorporation attached as Annex 1 hereto (except as contemplated by the terms of Annex 2 with respect to the number of authorized shares), or (y) change the kind of New Shares to be delivered in respect of each share of Existing Common Stock pursuant to Sections 1.2(a) and 1.2(b). The good faith determination by the Board of Directors that an amendment to this Plan complies with this Section 4.2 shall be conclusive on all holders of shares of Existing Common Stock or shares of any series of preferred stock.

                              By Order of the Board of Directors




                              /S/ David Savitsky
                              David Savitsky
                              Secretary